EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT ("Agreement") is entered into as of the 22nd  day of May, 2009 (the "Effective Date"), between JUMA Properties, LLC, a Texas limited liability company ("Seller") and Deep Down, Inc., a Nevada corporation ("Purchaser").

WITNESSETH:

In consideration of the mutual covenants set forth herein and in consideration of the advance deposit herein called for, the receipt and sufficiency of which are hereby acknowledged by Seller, the parties hereto hereby agree as follows:

1.           Sale and Purchase. Seller shall sell, convey, and assign all of its right, title and interest in the Property (hereinafter defined) to Purchaser, and Purchaser shall purchase and accept from Seller, for the Purchase Price (hereinafter defined) and on and subject to the terms and conditions herein set forth, the following:

(a)           The tract of land situated in Harris County, Texas is described on Exhibit "A" attached hereto and made a part hereof for all purposes, together with all rights and interests appurtenant thereto, including all of Seller's right title, and interest in and to adjacent streets, alleys, rights-of-way, and any adjacent strips of real estate (the "Land"); all fixtures and improvements located on the Land which are owned by Seller (the "Improvements"); and all rights, titles, and interests appurtenant to the Land and Improvements;

(b)           All plans, drawings, specifications, surveys, engineering reports, environmental reports and surveys, soils reports, and other technical information related to the Property and in Seller's possession; and

(c)           all tangible personal property owned by Seller located on or used in connection with the Property, and all of Seller's interest in any service, maintenance or management contracts, in any equipment warranties, and in any licenses, permits and trade names related to the operation and ownership of the Land and Improvements.

All of the Property shall be conveyed, assigned, and transferred to Purchaser at Closing (hereinafter defined) free and clear of all liens, claims, easements, and encumbrances whatsoever except for the Permitted Encumbrances (hereinafter defined).

2.           Purchase Price. The price for which Seller shall sell and convey the Property to Purchaser, and which Purchaser shall pay to Seller, is TWO MILLION SIX HUNDRED THOUSAND AND NO/100 DOLLARS ($2,600,000.00) (the "Purchase Price"), to be paid in cash at Closing (as defined in Section 8 hereof) as follows: (i) cash in the sum of FIVE HUNDRED SEVENTY THOUSAND AND NO/100 DOLLARS ($570,000.00) (an amount to which Seller acknowledges has been paid by Purchaser to Seller as of the date hereof and prior to Closing and hereinafter referred to as the "Advance") and (ii) proceeds from a third-party mortgage loan to be obtained from Whitney National Bank in the sum of TWO MILLION THIRTY THOUSAND AND NO/100 DOLLARS ($2,030,000.00), on such terms and conditions as may be acceptable to Purchaser, in Purchaser's sole discretion.

3.	Delivery of Information by Seller.

(a)           Title Commitment and Title Exception Documents. Prior to Closing, Seller shall provide, or cause to be provided, to Purchaser the following:

(1)           A Commitment for Title Insurance ("Title Commitment") issued by AmeriPoint Title (the "Title Company") covering the Land; and

(2)           Copies of all documents referred to in the Title Commitment ("Title Commitment Documents").

(b)           Survey. Prior to Closing, Seller shall deliver to Purchaser a survey (the "Survey") of the Land acceptable to the Title Company for purposes of issuance of the Policy hereinafter described, and acceptable to Purchaser.

(c)           Other Documents. Prior to Closing, Seller shall deliver or make available to Purchaser the following:

(1)           Copies of all engineering and technical reports in the possession or control of Seller or its representatives that concern the Land and Improvements, including, without limitation, soil testing reports and reports of environmental or hazardous material inspections or surveys;

(2)           Copies of all plans and specifications that describe or relate to the wet or dry utilities on the Land, and any as-built drawings related to the Improvements;

(3)           Copies of all licenses, permits, or similar documents relating to the Property;

(4)           Copies of all property tax assessments and bills relating to the Property for the year 2008 and copies of bills reflecting the payment of such taxes;

(5)           True and complete copies of any and all services, maintenance, management or other contracts with respect to the Property;

(6)           True and complete copies, if any, of all warranties or guarantees with respect to any equipment or appliances constituting a portion of the Property;

(7)           An inventory of the furniture, fixtures, appliances, equipment and other personal property owned by Seller and located on, or used in connection with, the operation of the Property;

(8)           Such other information and documents relating to the Property that are in Seller's possession and/or control and that are reasonably requested by Purchaser.

4.           Right to Inspect Property and Books and Records. From the Effective Date to the Closing Date, unless earlier terminated, Seller shall afford Purchaser and its representatives a continuing right to inspect, at reasonable hours, the Property and all of Seller's books and records pertaining to the Property; provided, however, that in conducting its inspection of the Property, Purchaser shall not unreasonably interfere with the business and operations of the Property.  Further, Purchaser shall indemnify and hold Seller harmless from all costs, expenses, damages, and liabilities incurred as a direct result of Purchaser's inspection of the Property, which indemnity shall survive the expiration or earlier termination of this Agreement. Purchaser's indemnity of Seller shall not extend to losses arising out of or in connection with Seller's negligent acts or willful misconduct. Purchaser agrees to keep all information furnished to it by Seller strictly confidential, but may share such information with its legal counsel, consultants and advisors in connection with the transaction contemplated hereby. If the sale of the Property is not consummated pursuant hereto, Purchaser must restore the Property to as near its pre-entry condition as may be practicable, and Purchaser shall immediately return all such information to Seller.

5.	Title.

(a)           Purchaser shall have the right to object in writing to any liens and encumbrances reflected by the Title Commitment or Survey. All liens and encumbrances to which Purchaser so objects are hereinafter referred to as the "Non-Permitted Encumbrances." Such written notice of Purchaser's objections to Non-Permitted Encumbrances (the "Title Objection Notice") shall be provided to Seller prior to Closing after the receipt by Purchaser of the last of the Title Commitment and Survey, original, updated, or new, as the case may be  (the "Title Objection Date"). If no such Title Objection Notice is given by the Title Objection Date, then it shall be deemed that all matters reflected by the Survey and Title Commitment are "Permitted Encumbrances." Seller shall have the right, but not the obligation, at its sole cost, to cure or remove all Non-Permitted Encumbrances and shall give Purchaser written notice ("Seller's Cure Notice") of Seller's intent to do so within five (5) business days after receipt by Seller of Purchaser's Title Objection Notice. If Seller does not provide a Seller's Cure Notice to Purchaser or, if Seller does provide a Seller's Cure Notice to Purchaser but does not agree therein to cause all of the Non-Permitted Encumbrances to be removed or cured, then Purchaser shall have the right either (i) to terminate this Agreement in accordance with Section 11(b) hereof by delivering notice to Seller within the earlier to occur of five (5) business days after the date Seller's Cure Notice was due or (ii) to elect to purchase the Property subject to the Non-Permitted Encumbrances which Seller has not agreed to cure or remove, and such Non-Permitted Encumbrances subject to which Purchaser elects to purchase the Property shall thereafter become Permitted Encumbrances. If Seller agrees in Seller's Cure Notice to cure or remove any Non-Permitted Encumbrances but thereafter, fails to timely remove such Non-Permitted Encumbrances on or before the Closing Date, then Purchaser shall be entitled to either (xx) terminate this Agreement in accordance with Section 11(b) hereof by delivering written notice to Seller or (yy) elect to purchase the Property subject to the Non-Permitted Encumbrances which Seller has not cured or removed, and such Non-Permitted Encumbrances subject to which Purchaser elects to purchase the Property shall thereafter become Permitted Encumbrances.

(b)           Seller shall provide, at Closing, the standard form of Owner Policy of Title Insurance promulgated for use in Texas by the Texas Department of Insurance (the "Policy"), issued by the Title Company, in Purchaser's favor in the full amount of the Purchase Price for the Property, insuring Purchaser's indefeasible fee simple title to the Property, subject only to the Permitted Encumbrances, and the standard printed exceptions contained in the standard form of Policy. Purchaser shall be obligated to pay for any deletions, special endorsements or other changes or modifications to the Policy.

6.	Seller's Representations, Warranties, and Covenants.

(a)           Seller's Representations, Warranties and Certain Covenants. In addition to the express warranties under the deed referred to in Section 8(b)(1) hereof, and other conveyance, assignment, and transfer documents to be delivered to Purchaser at Closing, Seller hereby represents and warrants to, and covenants with, Purchaser that:

(1)           Authority and Binding Agreement. Seller has full right, power, and authority to execute and deliver this Agreement and to consummate the purchase and sale transactions provided for herein without obtaining any further consents or approvals from, or the taking of any other actions with respect to, any third parties. This Agreement, when executed and delivered by Seller and Purchaser, will constitute the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms;

(2)           Good and Indefeasible Title. Seller has good and indefeasible title to the Property, subject only to the exceptions to title set forth in the Title Commitment;

(3)           Operation of the Property. From the Effective Date until the Closing Date, Seller shall: (i) maintain and operate the Property in its ordinary course and in the same manner as Seller has heretofore maintained and operated same, (ii) keep the Property in good repair and not defer any maintenance required in the ordinary course of the business, (iii) not, without the prior written consent of Purchaser, enter into any new lease or amend any existing lease, and (iii) not, without the prior written consent of Purchaser, enter into any agreement or instrument or take any action that would encumber the Property after Closing, that would bind Purchaser or the Property after Closing, or that would be outside the normal scope of maintaining and operating the Property;

(4)           Condemnation. Seller has no knowledge of any condemnation proceedings or proposed proceedings against the whole or any part of the Property and no such proceedings or proposed proceedings have been commenced;

(5)           No Litigation; No Notice of Violation. There is no litigation or proceeding pending or, to Seller's knowledge threatened, against or relating to any portion of the Property, nor does Seller know or have reasonable grounds to know of any basis for such actions. Seller has received no notice of violation of any local law, rule, or ordinance concerning the Property;

(6)           Hazardous Wastes. Seller has not received a summons, citation, direction, letter, notice of violation or other communication, written or oral, from any State, Federal or Local governmental body or agency having jurisdiction therein concerning any intentional or unintentional action or omission on Seller's or any tenant's part which resulted in the releasing, spilling, leaking, pumping, paving, pouring, emitting, emptying or dumping hazardous substance and/or toxic waste in, under, or over the Property;

(7)           Parties in Possession. There are no adverse or other parties in possession of the Property or of any part thereof;

(8)           No Licenses, Contracts, Etc. To Seller's actual knowledge, there are no licenses, contracts, and/or agreements in favor of any third party permitting the use or occupancy of the Property; and

(9)           Representations, and Warranties True and Correct. All representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the Effective Date hereof, and will be true and correct in all material respects on the date of the Closing.

(b)           Survival of Representations; Knowledge. All of Seller's representations and warranties made under this Agreement shall survive the Closing.

(c)           False and Inaccurate Representations. If (i) any of Seller's representations and warranties set forth in this Section 6 are determined to be untrue or inaccurate in any material respect, or (ii) at any time at or before Closing there is any material change with respect to the matters represented and warranted by Seller pursuant to this Section 6, then Seller shall give Purchaser prompt written notice thereof, and Purchaser shall have the rights and remedies provided under Section 11(b).

7.           Conditions to Purchaser's Obligation to Close. In addition to any other conditions to Closing set forth elsewhere in this Agreement, the following shall be conditions precedent to Purchaser's obligation to close this transaction:

(a)           No Further Encumbrances. On the Closing Date, there shall be no change in the matters reflected in the Title Commitment and no encumbrance or title defects affecting the Property other than the Permitted Encumbrances shall exist.

(b)           No Changes in the Survey. On the Closing Date, there shall be no change in the matters reflected on the Survey, and there shall not exist any easement right-of-way, encroachment, conflict or protrusion with respect to the Property not shown on the Survey.

(c)           Performance of Obligations. Seller shall have timely and materially complied with all of its covenants and obligations under this Agreement.

(d)           True and Correct Representations. All representations and warranties of Seller shall be true and correct in all material respects as of the date of the Closing.

(e)           Third-Party Financing. Purchaser shall have obtained the financing of the portion of the Purchase Price described in Section 2 hereof, on such terms and conditions as may be acceptable to Purchaser, in Purchaser's sole discretion.

If any of the Closing conditions are not satisfied on the Closing Date, Purchaser shall have the right to: (i) terminate this Agreement (in which event the Advance shall be returned to Purchaser), (ii) proceed to Closing thereby waiving any such unsatisfied Closing conditions, or (iii) extend the Closing Date by up to thirty (30) days, in which event Seller shall use reasonable efforts to take such actions as are necessary to cure or satisfy such Closing conditions precedent. If Purchaser so extends the Closing Date and the applicable condition or conditions are not satisfied, Purchaser shall have the right to elect its remedy under Section 11(b) or proceed with Closing, thereby waiving any unsatisfied Closing conditions. If Purchaser closes the purchase and sale of the Property, it shall be deemed that all conditions precedent to the Closing have either been satisfied or waived by Purchaser.

8.           Closing. The closing ("Closing") of the sale of the Property by Seller to Purchaser shall occur on or before May 29, 2009 (the "Closing Date"), unless the Closing Date is extended pursuant to the terms of this Agreement. Time is of the essence with regard to the Closing Date. The Closing shall occur in the offices of Title Company commencing at 10:00 a.m. (Central Time) on the Closing Date (or at some other time or location as agreed to by the parties). At the Closing, the following, which are mutually concurrent conditions, shall occur:

(a)           Purchaser, at Purchaser's sole cost and expense, shall deliver or cause to be delivered to Seller the following:

(1)           Funds available for immediate value in Seller's account in the amount of the Purchase Price as specified in Section 2 hereof, adjusted for the prior Advance; and

(2)           Evidence satisfactory to Seller that the person executing the Closing documents on behalf of Purchaser has full right, power, and authority to do so.

(b)           Seller, at its sole cost and expense, shall deliver or cause to be delivered to Purchaser the following:

(1)           A special warranty deed in form and substance satisfactory to Purchaser, fully executed and acknowledged by Seller, conveying to Purchaser the Land and Improvements, subject only to the Permitted Encumbrances;

(2)           All keys to all locks on the Property (and an accounting for keys in possession of others); and all available books and records pertaining to the Property;

(3)           Permits required to operate the Property issued by the appropriate governmental authorities and utility companies respecting the Improvements; and

(4)           Such other instruments as are customarily executed to effectuate the conveyance of property similar to the Property, with the effect that, after the Closing, Purchaser will have succeeded to all of the rights, titles, and interests of Seller related to the Property and Seller will no longer have any rights, titles, or interests in and to the Property.

(c)           The following items shall be adjusted or prorated between Seller and Purchaser at Closing:

(1)           Ad valorem and similar taxes (including personal property  taxes) and assessments relating to the Property for the calendar year 2009 shall be prorated between Seller and Purchaser as of the Closing Date, based upon the best available estimates of the amount of taxes that will be due and payable on the Property during such calendar year.  As soon as the amount of taxes and assessments on the Property for such calendar year are known, Seller and Purchaser shall readjust the amount of taxes and assessments to be paid by each party so that Seller shall pay for those taxes and assessments attributable to the period of time prior to the Closing Date and Purchaser shall pay for those taxes and assessments attributable to the period of time commencing with the Closing Date;

(2)           Rents for or pertaining to the Property for the then current month shall be prorated at the Closing; provided, however, no proration shall be made for rents that are delinquent as of the Closing Date.  At the Closing, Seller shall pay to Purchaser in cash the amount of any prepaid rents paid to Seller by tenants of the Property for periods subsequent to the Closing Date;

(3)           Seller shall pay to Purchaser in cash at the Closing the amount of any and all security deposits paid to Seller by tenants of the Property.  Seller warrants that no other type of deposit (security or otherwise) is owed in connection with the Property.  Any claims for payment of such deposits shall be promptly paid by Seller; and

(4)           All other income, and ordinary operating expenses for or pertaining to the Property, including, but not limited to public utility charges, maintenance and service charges, and all other normal operating charges with respect to the Property shall be prorated at the Closing.

(e)           Upon completion of the Closing, Seller shall deliver to Purchaser exclusive possession of the Property free and clear of all tenancies of every kind and parties in possession, with all parts of the Property in the same condition as on the Effective Date hereof, normal wear and tear only excepted.

9.           Brokerage Commissions. Seller and Purchaser acknowledge and agree that neither has dealt with any real estate broker, agent or salesman, and in the event there were to be any claim for fees or real estate commissions occasioned by the execution and/or consummation of this Agreement, any such claim shall be the sole responsibility of the party contracting therefor or the party against whom any such claim is asserted. Each party agrees to indemnify, protect, defend the other party, and hold the other party harmless from any and all claims for fees or real estate commissions asserted against the indemnifying party.

10.           Destruction, Damage, or Taking Before Closing. If, before Closing, all or any part of the Property is destroyed or damaged, or becomes subject to condemnation, a sale in lieu of condemnation, or eminent domain proceeding, then Seller shall promptly notify Purchaser thereof. Purchaser shall have the right to elect to proceed with the Closing (subject to the other provisions of this Agreement) by delivering notice thereof to Seller within five (5) business days of receipt of Seller's notice respecting the damage, destruction, taking, or sale. If Purchaser elects to proceed with Closing, Seller shall assign to Purchaser at Closing Seller's rights to any insurance proceeds or awards payable in respect of the Property. If, within five (5) business days of receipt of Seller's notice respecting the damage, destruction, or taking, Purchaser notifies Seller of its intent to terminate this Agreement, or if Purchaser gives no notice within such period, then Purchaser shall be deemed to have terminated this Agreement pursuant to Section 11(b) hereof. The Closing shall be extended as may reasonably be required by the provisions of this Section.

11.	Termination and Remedies.

(a)           If Purchaser fails to consummate the purchase of the Property pursuant to this Agreement for any reason other than (i) termination hereof pursuant to a termination right afforded Purchaser under this Agreement, (ii) Purchaser's termination of this Agreement pursuant to paragraph (c) of this Section, or (iii) Seller's failure to perform its obligations hereunder, then Seller, as its sole and exclusive remedy, shall terminate this Agreement by notifying Purchaser thereof, in which event, Seller shall keep the Advance.

(b)           In the event Seller refuses or fails to satisfy its obligations hereunder and resolve contingencies and satisfy conditions as required of it hereunder, or in the event all contingencies or conditions to closing benefitting Purchaser have been satisfied or waived on or before the Closing Date, but Seller nevertheless refuses or fails to convey title to the Property and close the transaction contemplated hereby in accordance with the terms of this Agreement, Purchaser, as its sole and exclusive remedy shall elect one of the following remedies: (i) terminate this Agreement, in which event the Advance shall be returned to Purchaser; or (ii) institute legal proceedings against Seller for specific performance of Seller's obligations hereunder.

(c)           If (i) any of Seller's representations or warranties are determined to be false, inaccurate or misrepresented in any material respect, or (ii) Seller fails to consummate the sale of the Property pursuant to this Agreement for any reason other than Purchaser's failure to perform its obligations hereunder, then Purchaser, shall have the rights set forth in paragraph (b) above.

(d)           Seller and Purchaser hereby acknowledge and agree that they have included the provision for payment of liquidated damages in paragraph (a) of this Section because, in the event of a breach by Purchaser, the actual damages to be incurred by Seller can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible accurately to measure.

12.           Notices. All notices provided or permitted to be given under this Agreement must be in writing and may be served by depositing same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by delivering the same in person to such party; by prepaid telegram or telex; or by facsimile copy transmission with proof of delivery. Notice given in accordance herewith shall be effective upon receipt at the address of the addressee. For purposes of notice, the addresses of the parties shall be as follows:

If to Seller, to:	JUMA Properties, LLC
15473 East Freeway
Channelview, Texas 77530
Attention: Ronald E. Smith

If to Purchaser, to:	Deep Down, Inc.
8827 W. Sam Houston Parkway N., Suite 100
Houston, Texas 77040
Attention:  Eugene L. Butler

Either party hereto may change its address for notice by giving three (3) days prior written notice thereof to the other party.

13.           Assigns; Beneficiaries. This Agreement may be assigned by Purchaser to any affiliated or related entity or parties, without the prior written consent of Seller. If Purchaser desires to assign this Agreement to any other party, then Purchaser shall first obtain the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed. This Agreement shall inure to the benefit of and bind the parties hereto and their respective heirs, legal representatives, successors and assigns.

14.           Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas.

15.           Entire Agreement. This Agreement is the entire agreement between Seller and Purchaser concerning the sale of the Property, and no modification hereof or subsequent agreement relative to the subject matter hereof shall be binding on either party unless reduced to writing and signed by the party to be bound. The parties agree that there are no oral agreements, understandings, representations or warranties signed by the parties which are not expressly set forth herein. Exhibit "A" attached hereto is incorporated herein by this reference for all purposes.

16.           Survival of Covenants. Any covenant of a party under this Agreement which contemplates being performed by such party after the Closing Date, shall survive the Closing.

17.           Counterparts. This Agreement may be executed in a number of identical counterparts. Each such counterpart is deemed an original for all purposes and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart; provided that the counterpart produced must be the counterpart executed by the party against whom enforcement hereof is sought.  This Agreement may be transmitted and signed by facsimile or portable document format (PDF).  The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on the parties.

18.           Attorneys' Fees. The prevailing party in any legal proceeding brought under or with relation to this Agreement or transaction shall be entitled to recover court costs, reasonable attorneys' fees, and all other litigation expenses from the non-prevailing parties.

19.           Business Day. If any date of performance hereunder falls on a Saturday, Sunday or legal holiday, such date of performance shall be deferred to the next day which is not a Saturday, Sunday or legal holiday.

20.           Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision is severed and deleted from this Agreement.

21.           Gender; Number. Unless the context requires otherwise, all pronouns used in this Agreement shall be held and construed to include the other genders, whether used in the masculine, feminine or neuter gender, and words in the singular number shall be held and construed to include the plural, and words in the plural shall be held and construed to include the singular.

[SIGNATURES OF THE PARTIES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Seller has executed multiple counterparts of this Agreement as of the Effective Date.

SELLER:

JUMA Properties, LLC, a Texas limited liability company

By:          /s/ Ronald E. Smith
Ronald E. Smith, Member

PURCHASER:

Deep Down, Inc., a Nevada corporation

By:          /s/ Eugene L. Butler
Eugene L. Butler, Chief Financial Officer

Signature Page to Purchase and Sale Agreement